Exhibit 10.6

April 6, 2015
James S. Lusk
c/o ABM Industries Incorporated
551 Fifth Avenue
New York, NY 10176

Dear Jim:
This letter agreement (this “Letter Agreement”) supplements the Employment Agreement dated October 20, 2014 (the “Employment Agreement”), by and between you and ABM Industries Incorporated (the “Company”), and serves to set forth the terms and conditions for your departure from the Company.
In consideration of the mutual promises contained in this Letter Agreement, the Company and you (“you”, “Executive”, or “he”) agree as follows:

1.	Departure from the Company.

(a)
In accordance with the notice provisions set forth in Section 6.2 of the Employment Agreement, Executive’s last day of employment will be July 5, 2015 (the “Departure Date”). However, effective immediately on the date of this Letter Agreement, Executive will no longer be Executive Vice President and Chief Financial Officer of the Company but instead will serve in a non-executive transitional role at the same base pay rate as is currently in effect. Executive acknowledges and agrees that the foregoing satisfies any 90-day notification requirement under the Employment Agreement.

(b)
Upon request by the Company, Executive will promptly execute such documents and take such actions as may be necessary or reasonably requested by the Company to effectuate or memorialize the resignation from any positions he has held as an officer, director, and/or employee of the Company and its subsidiaries and affiliates.

2.	Separation Benefits. So long as Executive is not terminated for Cause, and does not resign, before the Departure Date, the following shall apply:

(a)	Separation Benefits Under Employment Agreement. Executive will be deemed to have been terminated by the Company without Cause pursuant to Section 6.2 of the Employment Agreement as of the Departure Date. As such, Executive shall be entitled to the following payments and benefits in full satisfaction of the Severance Benefits (as defined in Section 6.2 of the Employment Agreement), subject to Executive’s execution between the Departure Date and 60 days following the Departure Date, and non-revocation within the period specified therein, of the release attached hereto as Exhibit A (the “Release”), which shall be in addition to the release set forth in Section 4 of this Letter Agreement, and Executive’s continuing compliance with all continuing obligations under the Employment Agreement, including but not limited to those set forth in Section 5 thereof:

(i)
an amount equal to $1,461,946, which equals 18 months base pay and target bonus under the Company’s annual performance incentive program, payable in substantially equal semi-monthly installments over 18 months following the Departure Date;

(ii)	an amount equal to the Company portion of medical insurance for 18 months following the Departure Date; and

(iii)
an amount equal to a pro-rated portion of Executive’s target bonus for the fraction of the fiscal year that has been completed prior to the Departure Date based on the Company’s actual performance for the entire fiscal year, which shall be paid at such time as bonuses are paid to employees generally, but in no event later than March 15, 2016; provided that the portion of such bonus allocable to Executive’s department and individual objectives for such year shall be based on an achievement level of 1.0.

(b)	Equity Awards. Executive and the Company further acknowledge and agree that:

(i)
Subject to the Release becoming effective, Executive will be deemed to have been terminated by the Company without Cause on the Departure Date under the applicable award agreement with respect to the following performance share awards: January 14, 2014 award of 9,779 shares (at target), September 8, 2014 award of 5,089 shares (at target) and January 15, 2015 award of 9,657 shares (at target), which generally provide that Executive will remain eligible for prorated vesting (through the Departure Date) subject to the achievement of the applicable performance conditions for the applicable award, according to the terms thereof.

(ii)	Executive shall not be entitled to any further vesting credit after the Departure Date nor to any prorated vesting upon termination of employment except as set forth in clause (i) above.

(iii)
With respect to any vested stock options held by Executive as of the Departure Date, the period by which Executive must exercise such vested stock options will be determined by reference to the Departure Date as the date of Executive’s termination of employment and in accordance with the terms of the award agreement and equity plan pursuant to which such stock option was granted.

(c)
Other Plans and Agreements. Executive shall be entitled to payments and benefits vested under the Company’s employee benefit plans, if any, subject to the terms and conditions of such plans. Pursuant to its terms, Executive’s rights under that certain Amended and Restated Change-in-Control Agreement between Executive and the Company, dated December 30, 2008 shall terminate as of the Departure Date and be of no further force and effect.

3.	Executive Acknowledgment. The Company has provided to Executive a draft of the terms of a press release and Form 8-K relating to this Letter Agreement.

4.	Release of Claims.

(a)
In consideration for the promises set forth herein, Executive (on his own behalf and on behalf of his heirs, executors, and administrators) agrees to and hereby does unconditionally waive, release and forever discharge the Company and any and all past, present or future parents, subsidiaries, affiliates, related persons or entities, including but not limited to all of their officers, directors, managers, employees, shareholders, members, partners, agents, attorneys, successors and assigns, and specifically including ABM Industries Incorporated (the “Released Parties”), from any and all actions, claims, demands and damages, whether actual or potential, known or unknown, which he may have or claim to have, against the Released Parties as of the date he signs this Letter Agreement including, without limitation, any and all claims related or in any manner incidental to (i) Executive’s employment with the Company through the date he signs this Letter Agreement; (ii) Executive’s and the Company’s agreement that Executive will leave his current position and separate from employment with the Company on the Departure Date; and (iii) any events that have transpired prior to and including the date he signs this Letter Agreement. All such claims are forever barred by this Letter Agreement regardless of the forum in which such claims might be brought, including, but not limited to, claims (x) under any federal, state or local law governing the employment relationship through the date he signs this Letter Agreement (including, but not limited to, Title VII of the Civil Rights Acts of 1964 and 1991, the Age Discrimination in Employment Act of 1967 (“ADEA’’), the Americans with Disabilities Act, the Family Medical Leave Act, the Employee Retirement Income Security Act of 1974, the Rehabilitation Act, the Worker Adjustment and Retraining Notification Act, any state, local, and other federal employment laws, and any amendments to any of the foregoing and/or (y) under the common law for breach of contract, wrongful discharge, personal injuries and/or torts. Executive understands that this is a general waiver and release of all claims, known or unknown, that he may have against the Released Parties based on any act, omission, matter, cause or thing that occurred through the date he signs this Letter Agreement.

(b)
The above release does not waive claims (i) for vested rights under employee benefit plans as applicable on the date he signs this Letter Agreement, (ii) that may arise after the date he signs this Letter Agreement, (iii) which cannot be released by private agreement or (iv) under this Letter Agreement. In addition, this Letter Agreement does not extend to, release or modify any rights to indemnification or advancement of expenses to which Executive is entitled from the Company or its insurers under the Company’s Certificate of Incorporation, Bylaws, or the General Corporation Law of the State of Delaware or other corporate governing documents.

(c)
Additionally, the parties agree that nothing in this Letter Agreement or the Employment Agreement shall preclude Executive from filing any charge with the Equal Employment Opportunity Commission, the National Labor Relations Board, or any other governmental agency or from any way participating in any investigation, hearing, or proceeding of any government agency (though Executive affirmatively waives any right to receive individual relief in connection with his participation in such claims).

(d)	Executive acknowledges and agrees that he is providing the waiver and release set forth herein in exchange for consideration in addition to anything of value to which Executive may already have been entitled.

5.
Affirmations. Executive affirms that he has not filed or caused to be filed, and is not a party to any claim, complaint, or action against the Company or any of its subsidiaries or affiliates in any forum or form. Executive also affirms that he has no known workplace injuries or occupational diseases, and has been provided and has not been denied any leave requested under the Family and Medical Leave Act. Other than as described in this Letter Agreement, Executive disclaims and waives any right of reinstatement with the Company or any subsidiary or affiliate thereof.

6.
Restrictive Covenants. Executive acknowledges and agrees that any and all restrictive covenants described in Sections 5.1 – 5.9 of the Employment Agreement will continue in full force and effect in accordance with the terms and conditions thereof, except as otherwise agreed to in writing by the parties. Executive also acknowledges and agrees that any and all terms and conditions of the Employment Agreement which expressly or by reasonable implication survive Executive’s departure from the Company to which Executive is subject will continue in full force and effect in accordance with the terms and conditions thereof. Executive shall be permitted to retain for a reasonably agreed cost his cellular phone and attendant phone number, computers, I-Pads, scanner, printer and other similar equipment which he has been utilizing in the performance of his services.

7.
Consultation with Attorney; Voluntary Agreement. Executive acknowledges that (a) the Company has advised him of his right to consult with an attorney of his own choosing prior to executing this Letter Agreement, (b) Executive has carefully read and fully understands all of the provisions of this Letter Agreement, and (c) Executive is entering into this Letter Agreement and any related release knowingly, freely and voluntarily in exchange for good and valuable consideration.

8.
Review and Revocation. Executive agrees that he has been given 21 calendar days following this Letter Agreement’s presentment to consider this Letter Agreement. If he chooses to sign the Letter Agreement before the end of that 21-day period, he certifies that he did so voluntarily for his own benefit and waived the right to consider this Letter Agreement for the entire 21-day period. After he has signed this Letter Agreement, he may revoke his consent to it by delivering written notice signed by him to Sarah McConnell, Executive VP, ABM Industries, 551 Fifth Avenue New York, NY 10176, on or before the seventh calendar day after he signs it. If he does not revoke this Separation Agreement within seven calendar days after he signs it, it will be final, binding, and irrevocable. Even if

Executive revokes this Letter Agreement, Section 1(a) hereof will remain in effect and is effective on the date of this Letter Agreement.

9.	Governing Law. This Letter Agreement will be governed by and construed and enforced according to the laws of the State of New York, without regard to conflicts of laws principles thereof.

10.
Taxes. The Company may withhold from any amounts payable under this Letter Agreement all federal, state, city, foreign or other taxes as the Company is required to withhold pursuant to any applicable law, regulation or ruling. Notwithstanding any other provision of this Letter Agreement, the Company shall not be obligated to guarantee any particular tax result for Executive with respect to any payment provided hereunder, and Executive shall be responsible for any taxes imposed on him with respect to any such payment.

11.
Entire Agreement. This Letter Agreement constitutes the entire understanding between the parties with respect to the subject matter and supersedes, terminates, and replaces any prior or contemporaneous understandings or agreements with respect thereto, except for the Employment Agreement, which shall remain in full force and effect in accordance with its terms except as supplemented hereby, and the award agreements governing any of Executive’s outstanding equity awards. Except with respect to Executive’s compliance with Section 5 of the Employment Agreement and ABM’s Recoupment Policy, no amount owing to Executive under this Letter Agreement shall be subject to set-off or reduction by reason of any claims which the Company has or may have against Executive.

12.
Section 409A. This Letter Agreement and the payments to be made hereunder are intended to comply with, or be exempt from, Section 409A of the Code, and this Letter Agreement will be interpreted, and all tax filings with the Internal Revenue Service relating to the Payments will be made, in a manner consistent with that intent and with the corresponding provisions of the Employment Agreement.

13.	Modifications. This Letter Agreement may not be changed, amended, or modified unless done so in a writing signed by the Company and Executive.

14.	Counterparts. This Letter Agreement may be executed in separate counterparts, each of which shall be deemed an original, and both of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, Executive and the Company have executed this Letter Agreement as of the date last written below, and this Letter Agreement is deemed by Executive and the Company to be effective as of April 6, 2015.
JAMES S. LUSK

/s/ James S. Lusk
Date: April 24, 2015

ABM INDUSTRIES INCORPORATED

By:      /s/ Angelique M. Carbo
    Name: Angelique M. Carbo
    Title: Senior Vice President, Human Resources
    Date: April 27, 2015